EXHIBIT 15

August 9, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 2, 2006 and August 2, 2006 on our review of interim financial information of MasterCard Incorporated (the “Company”) for the three month periods ended March 31, 2006 and 2005 and the three and six month periods ended June 30, 2006 and 2005, respectively, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 are incorporated by reference in its Registration Statement on Form S-8 dated August 9, 2006.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP